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                                                                     EXHIBIT 2.2


THIS INSTRUMENT is made the fourteenth day of July 2000 by LYCIDAS (323) LIMITED (Company No. 207527) having its registered office at 292 St Vincent Street, Glasgow, G2 5TQ ("the Company")

WHEREAS

The Company has determined to constitute (pound Sterling)4,704,773 in nominal value of Guaranteed Loan Notes 2000-2005 ("the Loan Notes") in the manner hereafter appearing.

NOW THIS INSTRUMENT WITNESSES AND THE COMPANY DECLARES AS FOLLOWS:-

1        CONSTITUTION

         1.1 The Loan Notes are constituted by a resolution of the board of directors of the Company passed on 14 July 2000. The Loan Notes are subject to a guarantee in favour of the holder thereof by Bank One NA ("the Guarantor") and are issued pursuant to a Sale Agreement between inter alia the Company and the Noteholders dated 26 June 2000 ("the Agreement").

         1.2 Each Noteholder shall have the right to acquire (by subscription at nominal value of an amount up to or equal to such Noteholder's holding of Loan Notes, such amount to be payable in full on subscription) additional loan notes to be issued by a subsidiary of the Company ("Additional Notes") on terms and conditions substantially the same as those applicable to the Loan Notes, except as follows:

                  1.2.1 the Additional Notes shall not carry any right to acquire additional securities;

                  1.2.2 the rate of interest on the Additional Notes shall be 1% below the rate per annum specified in Condition 4.1; and

                  1.2.3 the Additional Notes will be guaranteed by the Company and not by the Guarantor.

         1.3 The Company shall be at liberty by resolution of its Directors from time to time to create and issue further unsecured Loan Notes either so as to be identical in all respects with the Loan Notes hereby constituted or upon such terms as to interest redemption and otherwise as the Directors shall think fit but save in respect of the Additional Notes no such further Notes shall form a single series with the Loan Notes or be constituted by deed or instrument expressed to be supplemental hereto.

2        CERTIFICATE

         2.1 The Loan Notes are represented by a series of Loan Note certificates in amounts and multiples of(pound Sterling)1. All the certificates for the time being issued and outstanding shall

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                  rank pari passu in all respects.

         2.2 If any certificate for Loan Notes is defaced, lost or destroyed, it shall be replaced (free of charge) on such terms as to evidence and indemnity as the directors may reasonably require provided always that, in the case of defacement, the defaced certificate shall be surrendered before the new certificate is issued.

3        REGISTER

         3.1 The Company will keep a register at its registered office showing the names and addresses of the Noteholders together with the amounts of their respective holdings of Loan Notes and the dates upon which they were respectively registered as holders thereof. The Noteholders (or any of them or any person authorised in writing by any of them) shall be at liberty at all reasonable times during office hours to inspect that register or to make copies thereof.

         3.2 The Company shall be entitled, but shall not be bound, to accept and, in the case of acceptance, shall record in such manner as it may think fit, notice of any trust or trusts in respect of any Loan Notes. Notwithstanding any such acceptance and/or the making of any such record, the Company shall not be bound to see to the execution, administration or observance of any trust, whether express, implied or constructive, in respect of Loan Notes and shall be entitled to recognise and give effect to the acts and deeds of the registered holders of Loan Notes as if they were the absolute owners thereof. For the purposes of this sub-clause, "trust" includes any right in respect of Loan Notes other than an absolute right thereto in the registered holder thereof for the time being.

4        INTEREST

         4.1 Interest shall accrue on the principal nominal amount of the Loan Notes outstanding from time to time (subject to condition 4.3) at the rate per annum which is 1% below the arithmetic mean of the rates quoted as of 11.00am on the first business day of each interest period as the interest rates offered in the London Inter-bank market for three month sterling borrowing (and so that the first interest period shall notwithstanding the date of this instrument be deemed to have commenced on 1 July 2000 and the next such period shall commence on 1 October 2000). Interest payments will be made (subject to Clause 14) half-yearly in arrears on 30 June and 31 December in each year.

         4.2 The Company shall deduct from any interest payments payable pursuant to condition 4.1, any income or other tax required by law to be deducted therefrom and any Carrying Costs as referred to in Clause 14.

         4.3 Interest shall cease to accrue on the Loan Notes on the due date for redemption



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                  thereof save to the extent that redemption is not then
                  effected by the Company (otherwise than as a consequence of the Noteholder failing to comply with its obligations under condition 8.2).

5        REDEMPTION

         5.1 All Loan Notes to be redeemed pursuant to this condition 5 shall be redeemed at par together with all accrued interest thereon down to and including the date of actual redemption (less any income tax or other tax required by law to be deducted) and subject to Clause 14.

         5.2 Subject to conditions 5.3 and 9, the whole of the Loan Notes shall be redeemed by the Company on 31 December 2005.

         5.3 A Noteholder may, at any time on or after twelve months following the issue of the Loan Notes (and in the case of successive partial redemptions, from time to time thereafter until the final redemption date), serve written notice on the Company requiring the Company to redeem all/part of the Loan Notes held by that Noteholder and the Company shall comply with such written notice within not more than 21 days of receipt thereof. The Company shall be under no obligation to advise any other Noteholder of receipt of such notice, or of redemption of such Loan Notes, nor shall the Company be ipso facto obliged to redeem any other Loan Notes by virtue of such redemption.

         5.4 All Loan Notes redeemed or purchased by the Company shall be cancelled and the Company shall not be at liberty to keep the same alive for the purposes of re-issue or to re-issue the same.

         5.5 The Company shall be entitled to set off against any moneys payable to any Noteholder in respect of the Loan Notes (whether by way of principal or interest) any liability of any Noteholder to the Company under the Agreement but only in accordance with Clause 7.17 of the Agreement. In the event and to the extent that the Company shall validly exercise such right of set off against the principal amount of the Loan Notes, then the liability of the Company under the Loan Notes shall be reduced accordingly by cancellation of the relevant number of Loan Notes (rateably against the registered holders of the Loan Notes at the time of such set-off) and references in these Conditions to "the Loan Notes" shall be deemed to be a reference to the principal amount of the Loan Notes as reduced by such set-off. Subject thereto, the principal moneys and accrued interest (if any) payable in respect of Loan Notes to be redeemed shall be paid without regard to any equities between the Company and the Noteholder(s) as to any right of set-off or counterclaim.

         5.6 No transfer of any of the Loan Notes shall be made unless the transferee expressly


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                  acknowledges that he is bound by the right of set off referred to in Condition 5.5 in respect of the Loan Notes transferred to him.

6        ACCOUNTS AND NOTICES

         A copy of every balance sheet, profit and loss account and other document required by law to be annexed thereto (together with a copy of the auditor's report thereon) shall be sent by the Company to every holder of Loan Notes at the time of issue thereof to the members of the Company.

7        TRANSFER

         7.1 Other than following upon the death of any Noteholder (and then only to such Noteholders personal representatives and assignees following grant of confirmation on such Noteholder's estate (in Scotland) or grant of probate (in England)), the Loan Notes may only be transferred (and then only in amounts and multiples of (pound Sterling)50,000 nominal of Notes) with the approval of the directors of the Company and that by instrument in writing in such form as the directors (acting reasonably) may approve.

         7.2 Every instrument of transfer must be signed by the transferor. The transferor shall be deemed to remain the owner of the Loan Notes to be transferred until the name of the transferee is entered in the register maintained pursuant to condition 3 in respect thereof. Provided condition 7.3 is met, the Company shall forthwith enter the name of each such transferee in the said register and issue to such transferee a certificate for its holding of Loan Notes.

         7.3 Every instrument of transfer must be left for registration at the registered office of the Company accompanied by the certificate relative to the Loan Notes to be transferred and such other evidence as the directors of the Company may reasonably require to prove the title of the transferor of its right to transfer the relevant Loan Notes.

         7.4 All instruments of transfer which are registered will be retained by the Company together with the cancelled stock certificates.

         7.5 No fee shall be payable for the registration of any transfer or for the registration of any confirmation, probate, letters of administration, certificate of marriage or death, power of attorney or other documents relating to or affecting title to Loan Notes.

         7.6 If any Noteholder sells or otherwise disposes of part only of its Loan Notes, it shall be entitled to receive a stock certificate from the Company for the balance of the Loan Notes retained by it and that without payment of any fee.

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8        PAYMENT

         8.1 Repayment of principal and payment of interest in respect of Loan Notes will be made subject to Clause 14 by cheque payable to the registered holder or, in the case of joint holders, to the order of the first named holder and will be sent by registered post at the risk of the Noteholder to the registered address of such holder.

         8.2 Every Noteholder whose Loan Notes are due to be redeemed under these conditions shall, not later than the due date for redemption, deliver to the Company, at its registered office, the certificate(s) for its Loan Notes in order that the same may be cancelled. Upon such delivery and against a receipt for the principal moneys payable in respect of the Loan Notes to be redeemed, the Company shall make payment to the Noteholder.

         8.3 If any Noteholder whose Loan Notes are due to be redeemed under these conditions shall fail or refuse to deliver the certificate(s) therefor at the time and place fixed for redemption or shall fail or refuse to accept payment of the moneys payable in respect thereof, the moneys payable to such Noteholder shall be paid into a separate bank account and held by the Company in trust for such Noteholder. Such payment shall be deemed to be a payment to such Noteholder and the Company shall thereby be discharged from all obligations in connection with the relevant Loan Notes. If the Company exercises the foregoing power, it shall not be responsible for the safe custody of such moneys or for interest thereon except such interest (if any) as accrues on the moneys whilst on deposit (under deduction of any expenses incurred by the Company in connection therewith). Any such amount so deposited which remains unclaimed after a period of twelve years from the making of the deposit shall revert to the Company.

         8.4 The receipt of the registered holder for the time being of any Loan Notes or, in the case of joint registered holders, the receipt of any of them in respect of any amounts payable on those Loan Notes shall be a good discharge to the Company notwithstanding any notice it may have (whether express or otherwise) of the right, title, interest or claim of any other person to or in such Loan Notes or moneys.

9        EVENTS OF DEFAULT

         9.1 Notwithstanding condition 5, each holder of Loan Notes may treat the occurrence of any of the following events as an event of default and by written notice ("Default Notice") require that the Loan Notes shall be redeemed at par and all accrued interest thereon down to the actual date of redemption shall be paid forthwith if:-

                  9.1.1 the Company makes default in the due performance or observance of any of its obligations or undertakings pursuant to the Loan Notes conditions (including, for the avoidance of doubt, payment of any sum due in respect of


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                           the Loan Notes) and such default is not remedied
                           within twenty eight days of it occurring;

                  9.1.2 diligence (other than an arrestment on the dependence of an action) is executed against or a lien exercised over, any material part of the assets of the Company and is not discharged within twenty-eight days of taking effect;

                  9.1.3 the Company ceases to carry on its business or substantially the whole of its business;

                  9.1.4 the Company suspends payment of its debts or is unable or is deemed to be unable to pay its debts (within the meaning of section 123 of the Insolvency Act 1986 or any statutory modification or re-enactment thereof);

                  9.1.5 a proposal is made or a nominee or supervisor is appointed for a composition in satisfaction of the debts of the Company or for a scheme of arrangement of the affairs of the Company or the Company commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of all or part of its debts or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors or proceedings are commenced in relation to the Company under any law, regulation or procedure relating to the reconstruction or readjustment of debt; or

                  9.1.6 control of the Company passes to any person or persons (acting individually or in concert) without the prior written consent of the Noteholders ("control" having the meaning ascribed to it in relation to a body corporate by Section 840 of the Income and Corporation Taxes Act 1988).

         9.2 Notwithstanding condition 5, an event of default shall be deemed to have occurred and each holder of Loan Notes shall be deemed to have served a Default Notice in respect thereof at the close of business or the day prior to any of the following events:-

                  9.2.1 an order is made or an effective resolution is passed for the winding up or dissolution of the Company (other than for the purposes of a solvent reconstruction or amalgamation to which the prior sanction of the Noteholders has been obtained, such sanction not to be unreasonably withheld or delayed) or the Company files a petition for its own liquidation; or

                  9.2.2 a receiver, administrator or similar official is appointed over the whole or any material part of the undertaking or assets of the Company.




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10       POWER OF NOTESHOLDERS TO INSTITUTE PROCEEDINGS

         At any time after the Loan Notes (or any part thereof) registered in a Noteholder's name shall become due and redeemable pursuant to conditions 5 or 9 hereof, the Noteholder may (subject always to condition 8.1) without further notice institute such proceedings as it may think fit to enforce payment of the monies then due to it.

11       COMPANY'S FURTHER UNDERTAKINGS

         The Company undertakes to the Noteholders that it shall:-

         11.1 notify the Noteholders of any event of default mentioned in condition 9 forthwith upon becoming aware of the occurrence thereof; and

         11.2 duly perform and observe all the conditions, provisions and obligations on its part contained in these conditions.

12       NOTICES

         12.1 Any notice hereunder may be given by delivering the same by hand or sending the same by post in a prepaid letter addressed, if to the Company, to its registered office or, if to a Noteholder, to its last address notified to the Company (as the case may be). In the case of joint registered holders of any Loan Notes, a notice given to the Noteholder whose name appears first in the register maintained pursuant to condition 3 shall be sufficient notice to all the joint holders.

         12.2 Every such notice shall, if delivered by hand, be deemed to have been served when delivered and shall, if sent by first class mail, be deemed to have been served forty eight hours after the time of posting or, if sent by second class mail, be deemed to have been served seventy two hours after the time of posting and, in proving such service, it shall be sufficient to prove that the letter containing the notice was properly addressed, stamped and posted.

13       MEETINGS OF NOTEHOLDERS

         13.1 The Company or the Registered Holder or Holders of not less than one-tenth in nominal value of the Notes for the time being outstanding may at any time convene a meeting of the Registered Holders of the Notes and the provisions of the Articles of Association of the Company with regard to General Meetings shall mutatis mutandis apply to any such meeting except that the necessary quorum shall be two persons at least holding or representing by proxy not less than one-tenth in nominal value of the Notes for the time being outstanding. Seven days notice shall be given to the Company of any such meeting as shall not be convened by the Company.


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         13.2     A General Meeting of the Registered Holders of the Notes may
                  by Extraordinary Resolution sanction any modification or alteration of the rights of the Holders of the Notes against the Company and any such Extraordinary Resolution shall be binding upon all the Holders of the Notes whether present or not present at the Meeting provided that notwithstanding anything herein contained no such Extraordinary Resolution shall be binding on the Company without the express agreement of the Company.

         13.3 For the purposes of this Condition the expression "Extraordinary Resolution" means a Resolution passed at a meeting of the Registered Holders of the Notes duly convened and held by a majority of not less than three-fourths of the votes given at such poll one vote being allowed for every (pound Sterling)1 nominal of Notes.

14       GUARANTEE COSTS

         This Clause 14 shall apply in relation to all costs, charges, commission and expenses of any nature whatsoever payable to the Guarantor in respect of the maintenance in force of any Loan Note Guarantee (as defined in the Agreement) (such costs hereinafter being "Carrying Costs"). The accrued Carrying Costs (which have not already been set off) shall be set off against all moneys due and payable to the Noteholders in reduction (pro rata) of such amounts thereof as are due and payable to each Noteholder in respect of the Loan Notes (whether by way of principal or interest).

15       GOVERNING LAW

         The Loan Notes are issued subject to and shall be governed by the law of Scotland and the Company and the Noteholders hereby prorogate the exclusive jurisdiction of the Scottish Courts: IN WITNESS WHEREOF this Instrument has been entered into as a Deed the day and year first above written and is executed by the Company as follows:

Executed for and on behalf of
Lycidas (323) Limited
by                                Director
and                               Director/Secretary
at                   on               2000             -------------------------


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